Conference Call Script
2nd Quarter 2021 Results
Tuesday, July 20, 2021
11:00 a.m. local time

Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Eilie, and I will be your conference facilitator. Today’s call will cover a discussion of the results of operations for the quarterly period and six months ended June 30, 2021.
Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [insert instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [insert instructions].
This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.
The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.

These include, but are not limited to:
■the completion and integration of current and planned acquisitions, including the pending merger with Premier Financial Bancorp, Inc. and any future acquisitions, which may be unsuccessful or may be more difficult, time-consuming or costly than expected, and the risk of expansion into new markets;
■Peoples’ ability to obtain all remaining regulatory approvals of the proposed merger with Premier Financial Bancorp, Inc. (or “Premier”) on the proposed terms and schedule, and the adoption of the merger agreement by the shareholders of Peoples;
■the ever-changing effects of the COVID-19 pandemic on economies and markets and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic, including public health actions directed toward the containment of the COVID-19 pandemic and the development, availability and effectiveness of vaccines;
■changes in the interest rate environment due to economic conditions related to the COVID-19 pandemic or other factors and/or the fiscal and monetary policy measures undertaken and the implementation of related economic stimulus packages, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
■the success, impact and timing of the implementation of Peoples’ business strategies and Peoples’ ability to manage strategic initiatives, including the expansion of commercial and consumer lending activities, in light of the continuing impact of the COVID-19 pandemic on customers’ operations and financial condition;
■the competitive nature of the financial services industry;
■the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including in connection with the current expected credit loss model (or “CECL model”);
■the discontinuation of the London Inter-Bank Offered Rate (“LIBOR”) and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
■uncertainty regarding the nature, timing, cost and effect of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions; and,
■changes in accounting standards, policies, estimates or procedures.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.
Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.
Peoples’ 2nd quarter 2021 earnings release was issued this morning and is available at peoplesbancorp.com under “Investor Relations”.
A reconciliation of the non-Generally Accepted Accounting Principles (or “GAAP”) financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.
This call will include about 20 to 25 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.
Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.
Mr. Chuck Sulerzyski:
Thank you, Eilie.

Good morning everyone. Thank you for joining us.

We have some exciting news to share with you regarding our second quarter, which includes:
■Total loan balances declined 1% for the quarter; however, we had loan growth of 4% annualized compared to the linked quarter-end, excluding PPP loans and the lease balances;
■Net interest income growth of 11% compared to the linked quarter, with a 19 basis point expansion of our net interest margin;
■Our fee-based income increased 10% compared to the second quarter of 2020;
■Our total revenue grew 13% compared to the second quarter of 2020; and,
■Our efficiency ratio, adjusted for non-core costs, improved compared to the linked quarter.
During the last three months, we have also integrated and streamlined processes with our North Star Leasing division, which is a division of Peoples Bank. We acquired North Star at the end of March, but began accounting for on April 1.
■This division is growing as we had anticipated, and benefited both our net interest income and margin during the second quarter.
■This division has added over $12 million to lease balances since acquisition, resulting in annualized growth of 59% for the quarter.
■They also provided over $4 million of interest income and added 29 basis points to net interest margin for the quarter.
We have spent a lot of time in recent months visiting and planning with our partners at Premier Financial Bancorp, Inc., and their two banking subsidiaries, Premier Bank and Citizens Bank.
■We have developed plans on integration, training, client impact, and are working to communicate with both the associates and clients of Premier to make this a seamless transition.
■At this point, we are on target to meet our anticipated expense reductions.
■We continue to move forward and plan to close the merger late in the third quarter of 2021, subject to the satisfaction of customary closing conditions, including approval from the Ohio Department of Financial Institutions and Peoples’ shareholders.
In addition, in May we acquired a small insurance agency located in Pikeville, Kentucky. This complements insurance services we already provide in that geographical area.
Recently, we were recognized by Forbes magazine as the second Best-in-State-Bank in both the states of Ohio and West Virginia, and are one of 16 banks in the country to be recognized in two or more states this year.
■We are the smallest, as far as asset size, of the banks being recognized in two states.
■Overall, there were nearly 5,000 banks eligible for the awards from Forbes.
■We were also honored with the top workplace designation from Cleveland.com and Cincinnati.com.
■The recognition that we have received, both from these designations and others, proves that we work hard to do the right thing for our clients, associates, communities and shareholders.

Moving on to our financial performance, for the second quarter, we reported diluted earnings per share of $0.51 and net income totaling $10.1 million.
■While diluted EPS declined compared to the linked quarter, this was mainly due to a higher provision for credit losses, driven by the establishment of the allowance for credit losses related to the North Star leases.
■At the same time, we had significant growth in net interest income and net interest margin, both due to the acquired leases.
■Acquisition-related costs totaled $5.5 million for the quarter, and were $7.6 million for the first half of 2021.
■These costs reduced diluted EPS by $0.22 for the quarter, and $0.31 for the first six months of 2021.
As we had noted previously, we anticipated that earnings would experience volatility related to our provision for credit losses in future quarters.
■For the second quarter, our allowance for credit losses was relatively unchanged in terms of dollars, while the addition of the acquired leases required us to record provision to establish the allowance for credit losses on that portfolio.
■This resulted in $3.2 million in provision for credit losses during the second quarter.
■Absent the additional portfolio, our provision for credit losses would have been minimal for the quarter.
Moving onto our loan modifications:
■At the end of June, our COVID-related loan modifications stood at over $17 million. Nearly all of this amount represented commercial modifications consisting of two relationships, while consumer modifications totaled $500,000.
■The increase in the commercial loan modification balances, which were around $12 million at the end of March, was related to one hotel operator; however, the aggregate payment relief totaled 6 months, which is consistent with our approach to other customers operating in this industry.
■Both commercial relationships are set to resume normal principal and interest payments this quarter, and no issues are anticipated.
We continue to be pleased with our credit quality metrics. The current portion of our loan portfolio was 99.1%, which was higher than at the linked quarter-end.
Our quarterly annualized net charge-off rate was 9 basis points, which improved from 13 basis points in the linked quarter. This rate included the lease net charge-offs, which were lower than we had anticipated, and were around 2% of lease balances for the second quarter.
Our nonperforming assets grew $1.1 million compared to the linked quarter-end.
■Compared to the end of March, our nonaccrual loans declined $1.7 million, or 7%, and was largely due to many smaller relationships.
■Also compared to the linked quarter-end, our loans 90+ days past due and accruing increased $2.7 million, and was driven by $1.5 million of past due leases.
■In addition, we had one commercial loan of $1.4 million move into the 90+ days past due and accruing category during the second quarter.
■Compared to March 31st, our criticized loans decreased by nearly $3 million, and was due to the payoff of several smaller commercial relationships.
■Additionally, our classified loans declined almost $7 million, as we had an upgrade of one commercial relationship, and the payoff of some smaller relationships.
As for our loan portfolio, balances declined over $37 million compared to the linked quarter-end. Although we added the lease portfolio during the quarter, which totaled around $96 million at quarter-end, and had loan growth in other categories, these were more than offset by a $162 million decrease in PPP loan balances.
■For our PPP loans we have originated to-date, we have had 70%, in terms of dollars, of these loans either paid off, paid down or forgiven by the SBA.
■If you exclude PPP loans and the leases, our loan growth compared to March 31st was 4% annualized.
■Our construction loan balances increased $22 million, while our consumer indirect loans grew $18 million for the second quarter.
■The leasing division added over $12 million in leases during the second quarter.
■At the same time, our commercial loan production for the first half of this year was at the highest level in our company’s history.
■However, our loan growth has been muted by the low line of credit utilization rates, which finally stabilized during the second quarter, albeit at a historically low level.
■Instead of drastically decreasing, it increased $3 million compared to the end of March.

■When compared to utilization rates at the end of December 2019, we are still down nearly $80 million in outstanding line of credit balances.
We continued to grow our number of total households during the second quarter. Our total households are up 2% compared to June of last year.
I will now turn the call over to Katie for additional details around our financial performance.

Ms. Katie Bailey:
Thank you, Chuck.
As Chuck mentioned, the leases had a positive impact on our net interest income and margin during the quarter.
■Our net interest income grew 11% compared to the linked quarter, and our margin expanded by 19 basis points.
■The leases provided over $4 million of interest income and 29 basis points to margin.
■During the quarter, we recognized $3.4 million of income related to deferred fees and costs on the PPP loans, which was a decline of $1.4 million compared to the linked quarter.
■The recognition of PPP income during the second quarter added 15 basis points to net interest margin, compared to 28 basis points for the linked quarter.
■Our net interest margin, excluding the impact of the leases and the PPP loans, was flat compared to the linked quarter.
■Along with the improved loan yields, we were able to grow our investment yields by recent decisions to restructure some of our portfolio.
■In addition, we reduced our cost of deposits to 24 basis points, which is the lowest we have had in the last 5 years, while also reducing our funding costs to 27 basis points, which is the lowest in our history.
■The positive impact of these measures was offset by the excess liquidity we had during the quarter, which resulted in inflated cash balances, and reduced our net interest margin by 13 basis points.
■We continue to monitor and look for opportunities to grow our margin, which has been challenging in this low-rate interest environment.
■Compared to the second quarter of 2020, our net interest income increased 14%, and our margin grew by 26 basis points.
■Again, the lease division provided a significant portion of this improvement, while our investment yields were challenged, and our funding costs were controlled.
■For the first half of 2021, compared to the prior year, our net interest income grew 8% and margin was up 2 basis points.
■Through the first six months of 2021, we have recorded $8.1 million of income related to deferred fees and costs on the PPP loans, compared to $1.9 million during the first half of 2020.
■For the first half of 2021, the PPP loan income added 21 basis points to net interest margin, and for the first six months of 2020 reduced net interest margin by 1 basis point.
■For the first six months of the year, we maintained higher cash balances due to excess liquidity, which negatively impacted net interest margin by 12 basis points.
■For the second quarter, our reported efficiency ratio improved to 68.6% compared to 70.4% in the linked quarter, but was still higher than 62.3% a year ago.
■For the first six months of 2021, our reported efficiency ratio grew to 69.5% compared to 64.5% for 2020.
■Compared to the second quarter and first six months of 2020, the increases in our efficiency ratio were driven by the higher non-core costs recognized during 2021.
■On an adjusted basis, which excludes non-core costs, our efficiency ratio improved to 64.2% compared to 65.2% for the linked quarter.
■We are optimistic that, excluding non-core costs, we believe we can reduce the efficiency ratio to the very low 60’s during 2022.
During the second quarter, we were able to generate positive operating leverage compared to the linked quarter.
Our fee-based income, which is non-interest income, excluding gains and losses, declined 6% compared to the linked quarter.
■The decrease was primarily due to the annual performance-based insurance commissions we recognize in the first quarter of each year.

■At the same time, our electronic banking income, and trust and investment income each grew by double-digit percentages compared to the linked quarter.
Our fee-based income grew 10% compared to the second quarter of 2020, which was also mostly due to higher electronic banking income, and trust and investment income.
For the first six months of 2021, compared to 2020, fee-based income increased 11%, due to growth in electronic banking income, trust and investment income, and insurance income.
On a year-to-date basis, our fee-based income grew to 31% of total revenue compared to 30% for 2020.
■Our acquisitions this year will negatively impact this metric; however, we continue to look for opportunities to grow our fee-based businesses, which are beneficial to our total revenue.
Our total non-interest expense grew 5% compared to the linked quarter.
■We had non-core expenses of $2.5 million for the second quarter of 2021.
■Our intangible amortization more than doubled compared to the linked quarter from the intangibles associated with the North Star and insurance acquisitions.
■Salaries and employee benefit costs also grew compared to the linked quarter, which reflected a full quarter of the North Star division associates.
■Our total expenses related to the leasing division for the second quarter were around $2 million, and exclude the non-core expenses.
■Our electronic banking expense was directionally aligned with the increased electronic banking income I already mentioned.
Our total non-interest expense increased 25% compared to the second quarter of 2020, and 18% from the first half of 2020.
■Compared to the second quarter of 2020, our non-core expenses increased $1.3 million, and were up $2.9 million compared to the first six months of 2020.
■We also had the additional $2 million of expense associated with operating our new leasing division.
■The remainder of the increase was driven by higher salaries and employee benefit costs, and data processing and software costs.
■Our increases in salaries and employee benefit costs were driven by the impact of the deferred costs in early 2020 from the PPP loans we originated.
■Also contributing to the increase were higher medical costs and sales compensation related to production, as well as an increase we made to our 401(k) match for associates during 2021.
We have had a lot of noise in our expenses compared to prior periods. If you exclude:
■the non-core expenses; and,
■the impact of the expenses associated with operating our North Star division during the second quarter of 2021, which totaled $2.1 million;
■Our total non-interest expense was relatively flat compared to the linked quarter.
■While we did see reductions from our annual first quarter items such as health savings account contributions, stock-based compensation and higher payroll taxes, these decreases were offset by higher sales and incentive compensation associated with our increased production, and higher 401(k) costs due to an increase in our match to employees.
■If you exclude the non-core expenses;
■the second quarter operating expenses of North Star; and,
■the operating expenses associated with the premium finance acquisition, which were $661,000 for the second quarter of 2021; then,
■Compared to the second quarter of 2020, our total non-interest expense increased 13%, and was driven by higher salaries and employee benefit costs, which grew around $3 million.
■The impact of our deferred costs associated with the PPP originations in 2020 accounted for much of this increase, while we also had higher sales and incentive compensation from increased production, higher 401(k) costs due to an increase in our match to employees, and higher medical insurance costs.
■In addition, our data processing and software costs grew $518,000 compared to the second quarter of 2020.
■On a year-to-date basis, if you exclude the non-core expenses;
■the second quarter operating expenses of North Star; and,
■the $1.6 million of operating expenses associated with the premium finance acquisition for the first six months of 2021; then,

■Our total non-interest expense increased 7%, mostly due to higher salaries and employee benefit costs.
■We had the same increase in line items as I mentioned compared to the second quarter of 2020, which was partially offset by lower stock-based compensation expense.
■We also recognized higher data processing and software costs, and FDIC insurance expense.
■The increase in our FDIC insurance expense was due to remaining credits that had been recognized during early 2020, along with higher premiums related to our PPP loans impacting our calculation.
■In summary, we controlled our expenses, while recognizing some necessary costs to grow our business in recent quarters.
Moving to our balance sheet, our investment portfolio was relatively flat compared to the linked quarter-end, and comprised 21% of total assets, which is slightly higher than the 18%-20% that we typically target.
■Our core deposits, which exclude CD balances, declined 1% from the linked quarter-end.
■Most of the outflows of deposits were from money market accounts, while we also saw some reductions in non-interest bearing checking, as well as a seasonal reduction in governmental deposits, which usually carry a higher balance in the first quarter.
■Our demand deposits continued to comprise 45% of total deposits at June 30, 2021, consistent with the linked quarter-end.
We strive to have strong capital levels, and continued to do so at the end of June.
■While our ratios did decline somewhat, they were impacted by the North Star acquisition, for which we did not issue any equity.
■However, we anticipate that our capital ratios will improve upon the anticipated completion of the merger with Premier in the third quarter, and once we have moved past the acquisition-related costs.
■We will continue to look for opportunities to effectively deploy our capital, while maintaining well capitalized metrics.
I will now turn the call back to Chuck for his final comments.

Mr. Chuck Sulerzyski:
Thank you, Katie.
We are utilizing our skilled acquisition teams as we work to integrate the data, associates and clients of Premier. We have had great interactions with the teams from Premier, and will work toward a smooth transition for everyone. We are optimistic about our future in the new market area, and the opportunities we have to positively impact the new communities and clients we will serve.
We are pleased with the recent addition of our leasing division, and the expert team from North Star. They have blended into our organization very quickly, and are picking up speed, which we expect to continue through the remainder of the year.
Turning back to our results for the quarter, some of the highlights were:
■Improved net interest income and margin compared to the linked quarter.
■Positive operating leverage compared to the linked quarter.
■Adjusted for the noise of the quarter, we believe our expenses were well controlled.
■We had loan growth of 4% annualized compared to the linked quarter-end, excluding PPP loans and the acquired lease balances;
■Our credit quality continued to be stable compared to prior quarters;
■We had increased households compared to both March 2021 and year-end;
■Our return on average tangible equity was 14.6% compared to 2.5% for the first half of 2020; and,
■Our return on average assets was 1.02% for the first six months of 2021 compared to 17 basis points for the same period in 2020.
I would like to share a couple of thoughts related to the remainder of 2021:
■We anticipate our third and fourth quarter core non-interest expenses, which excludes the Premier acquisition, will range somewhere between $37 and $38 million a quarter.
■We expect to produce loan growth of between 3% and 5% annualized for the full year, excluding PPP loans and acquired loans and leases. This will continue to be dependent on line of credit utilization rates remaining stable and any unexpected paydown activity.

■Although we had anticipated a higher gross charge-off rate going forward with the added leasing division, we believe the charge-offs from this line of business might come in slightly lower than we had expected originally.
While it is early to talk about 2022, the current street consensus has our earnings per share projected at $2.99, which excludes Piper Sandler, as their estimate does not incorporate our Premier acquisition. We are highly confident that we will beat $2.99!

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.
Thank you.

Question and Answer Session
[Facilitator instructions and questions]

Facilitator: We will now begin our question-and-answer session. [Facilitator Instructions] Our first question today will come from Scott Siefers with Piper Sandler.

Mr. Scott Siefers: So I guess just on the loan growth dynamics I think, Chuck, when you were talking about utilization in some of your prepared remarks, you gave them on sort of a dollar basis. Are you comfortable saying sort of where your commercial utilization rates are on a percentage basis and what you think a typical level is?

Mr. Chuck Sulerzyski: Yes. Historically we ran between 52% and 55%. At the end of the quarter we were 33.5%. So for eternity we've been in the low 50% range. So it's about a 20% reduction.

Mr. Scott Siefers: Yes. Okay. Perfect. Thank you. And then, Katie, maybe just some thoughts on the margin. Lot of moving parts going on these days, but if we sort of take the reported level of 3.45% now and understanding you've got most recently the benefit from NSL, but then you've got kind of elevated PPP fees in there. What's your best guess for where that level will end up going from here?

Ms. Katie Bailey: Yes. So you touched on it and we quoted it in the script. The 3.45% does include about 15 basis points of benefit for PPP loans. So, to the extent that continues to run off, that will continue to decline. And it declined from 28 basis points in the first quarter, so 13 basis points were lost because of less forgiveness. And then there is some accretion in there and that picked up because of the NSL acquisition. But it was only 7 basis points. So I think, if you take out the 15 basis points, you're at 3.30%. And, again, that has the impact of the cash, the excess liquidity we still have, which we continue to maintain some of that. We are seeing it reduced a little bit, so we might get some benefit. But the 3.30% is kind of a good starting point and we think we'll hover around there.

Mr. Scott Siefers: Okay, thank you. And then that I guess presumes some ongoing level of purchase accounting benefits that will lead the way sort of slowly over time, I imagine, like over a period of a few years. Is that right?
Ms. Katie Bailey: That's right.

Mr. Scott Siefers: Okay. Perfect. And then I guess just final question, maybe thoughts on drawing down the reserve from here. If we exclude the Day 1 adjustment from NSL, you had basically no provision. I think I calculated like a $200,000 recapture, so call it effectively zero. Maybe thoughts on drawing down the reserve further from here, just given what you're seeing in the credit environment?

Mr. Chuck Sulerzyski: Well, remember next quarter we're going to have the closing and have to put up the reserve for Premier. But I would say that flat to some coming back our way, minimal amounts.

Mr. Scott Siefers: Okay. All right. Perfect. Thank you guys.
Facilitator: Our next question comes from Steve Moss with B. Riley.

Mr. Steve Moss: Maybe just following up on the reserve here, Chuck, just in terms of the drivers. The economy seems to be improving. And I guess I was thinking there'd probably be a bit more in terms of the reserve. I hear you on the Day 1 there, but in terms of what would it take to -- ex Premier, to get back towards the pre-call-it, what was it, 90 basis point level or so before CECL was implemented.

Mr. Chuck Sulerzyski: Improvement in the forecast for GDP and unemployment, primarily in Ohio, are the drivers to our model. And as they continue to improve, we will see more money come back.

Mr. Steve Moss: Okay. Do you think it could be pretty meaningful offset to the Premier Day 1 provision?

Mr. Chuck Sulerzyski: Yes.

Mr. Steve Moss: Okay. That's helpful. And then just in terms of the loan pipeline, hearing you on good production but lack of utilization. Just where are you seeing opportunities for growth on the commercial side? It does look like your consumer business is doing well as well. What are the drivers here going forward, if you will?

Mr. Chuck Sulerzyski: Well, first off, we had great production in the first half of the year in commercial. But I would say that the customers are awash with liquidity and we continue to see people use cash as opposed to borrow. We're optimistic we're going to see good growth in our Premium Finance business. We're going to see great growth in the leasing business. And we continue, as I said -- had record production in the first half of the year. So consumer businesses have been very solid. Automobile business has really had a standout year. And as long as there's a product to be sold, they're going be bought. And there's obviously huge supply chain issues. So I think under normal circumstances we would be seeing double-digit loan growth with our current production. It's just the payoff and the excess liquidity.

Mr. Steve Moss: Okay. That's helpful. And then just one more question, just on mortgage here. I realize gain-on-sale margins came down. Just kind of curious as to the drivers for you guys and how to think about that line of business going forward.

Mr. Chuck Sulerzyski: We're selling less so we're basically keeping more of the mortgages on our books.

Mr. Steve Moss: Okay. Great. Thank you very much.

Facilitator: [Facilitator Instructions] Our next question comes from Russell Gunther with D.A. Davidson.

Mr. Russell Gunther: A follow up on the loan growth side, and so 3% to 5% for the year ex PPP and acquired loans and leases. Just to clarify, does that assume that the utilization rate stays at these lower levels and doesn't return to something close to historical?

Mr. Chuck Sulerzyski: Correct.

Mr. Russell Gunther: Okay. Very good. And then on the efficiency ratio target, I appreciate the color you gave us there. Could you walk us through the main drivers of how you achieve that low 60? Is it largely revenue growth? Are there anticipated expense catalysts beyond the model, cost saves from the deal? Just some of the puts and takes there would be helpful.

Mr. Chuck Sulerzyski: A big piece of that is the Premier acquisition and that closing that we have 30% of the expenses coming out. And we continue to make investments in our infrastructure here, but we think we can have expense growth around 3% excluding the acquisitions. So those are the key pieces.

Mr. Russell Gunther: Okay. And then maybe a follow-up for the revenue side of that and the margin discussion earlier. So I heard you had 3.30% as a good starting point near term as the PPP benefit declines. But how do we think about the timing of the cash balance reduction that would kind of get you close back up to that 3.45% and given the margin accretion from the leasing portfolio? Is the normalized NIM something closer to 3.45% or do you expect the 3.30% you were talking about to sustain for an extended period of time?

Ms. Katie Bailey: Yes. I think that's the -- all right. That's what we continue to scratch our heads about, is the liquidity and how long will the deposits and the cash stay with us. We quoted it in the script. I think we said that the cash, the higher level of cash, added 12 to 13 basis points, or took -- with a drag on margin of 12 to 13 basis points for the quarter. So if you add that back, if we get back to more standard cash levels you would get back to that 3.45% in a reasonable timeframe. It's just what is the timeframe and, unfortunately, I don't know. I think we are starting to see some of it leave, not at a drastic rate or anything. So I think it will be here through -- a portion of it will be here through the year at least and into next year.

Mr. Russell Gunther: Okay, thank --

Mr. Chuck Sulerzyski: We may have some opportunity on that 3.30% to the extent that the Premium Finance and the leasing businesses grow faster than we expect.

Mr. Russell Gunther: Okay. Understood. Well, thank you for taking my questions. That's it for me.

Facilitator: Our next question comes from Michael Perito with KBW.

Mr. Michael Perito: I just had a couple follow-up questions. Maybe to ask Russell's question a little bit differently. So I guess if we kind of take away Premier for a second, I mean it sounds like the overall balance sheet, though, I mean, you guys would expect it to remain kind of in this $5 billion, $5.1 billion type range near term, given everything you're seeing today. I mean, with the mixes below that obviously can shift, but is that generally a fair assumption as you see it, for the time being?

Mr. Chuck Sulerzyski: Yes.
Mr. Michael Perito: Okay. And then on the fee side, I was curious. The trust and investment unit had another nice quarter. I know there was some seasonality in the insurance, but you've generally seen some pretty solid growth there. Any kind of specific thoughts on the outlook for those two line items half way through the year here?

Mr. Chuck Sulerzyski: The investment business has been doing great and has been doing great for a long time. And as long as we have fewer days like yesterday and more days like today it will continue to do great. And the insurance business, prices are hardening and that always is to the benefit of folks that are in the agency business. So we like how that looks right now. So we're very, very bullish on both of them.
And, just as a reminder, in the investment business we have a retirement plan business, which is a little unusual to see in a bank, and particularly unusual to see in a bank our size. And that business, while it's the smallest of our three investment businesses, is -- continues to grow very fast.

Mr. Michael Perito: Okay. And I guess just lastly for me, I mean, the expense guide, near term it's pretty clear, but I was wondering if you could maybe talk about the dynamics below that a little bit more as we start to think out towards next year. I mean, I'm sure you guys are investing in your business as we go. I mean, well the overall -- you gave us the overall kind of expense range for the next two quarters. I mean, is it fair to think that electronic banking, data processing costs, software costs, should continue to grow? And kind of what are the offsets to some of those investments in growth? I guess how long do you think you guys can continue to maintain the expense kind of range while still investing at the rate you're investing?

Mr. Chuck Sulerzyski: I think over time we will become more efficient. Even investing at the rate that we're investing, I think that our data processing costs next year will be relatively, on a percentage of -- if you measure the cost against the size of the institution, I think it will become more efficient. So I'm pretty optimistic on all of that.

Ms. Katie Bailey: Yes. I would just echo that. I don't think we have deferred maintenance on -- whether it's buildings or technology, we've been investing along the way. And so there's no major projects in the next two to six quarters that we have to undertake.

Mr. Michael Perito: Okay. Helpful. Thank you. Appreciate you taking my questions.

Facilitator: At this time, there are no further questions. Sir, do you have any closing remarks?

Mr. Chuck Sulerzyski: Sure. Well, we thank you for being with us today. If you remember nothing else about our call, please remember that we are highly confident that we will beat $2.99 next year. Thank you again for joining and remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com under the Investor Relations section.

I wish everyone good health and have a great day.

Facilitator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

END